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                             CII TECHNOLOGIES INC.                  EXHIBIT 11
          STATEMENT RE: COMPUTATION OF PRO FORMA PER SHARE EARNINGS
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
                                                     Fiscal Year Ended                    Three Months Ended
                                                     -----------------                    ------------------
                                       December 31,    December 31,    December 31,     April 2,        March 31,
                                          1993            1994            1995            1995            1996
                                     ------------------------------------------------------------------------------
Pro Forma Primary Earnings Per Share (1)

Average Shares Outstanding              2,400,000       2,415,685       2,440,274       2,425,000       2,550,000
Effect for stock issued via
 subscription agreements (3)               95,440          95,440          95,440          95,440             -
                                     ------------------------------------------------------------------------------
Weighted Average Shares
 Outstanding                            2,495,440       2,511,125       2,535,714       2,520,440       2,550,000
                                     ==============================================================================
Net Income ($000)                     $      (960)    $        87     $    (2,363)    $      (134)    $        79
                                     ==============================================================================
Net Income per Share                  $     (0.38)    $      0.03     $     (0.93)    $     (0.05)    $      0.03
                                     ==============================================================================
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
Pro Forma Fully Diluted Earnings Per Share (1) (2)

Average Shares Outstanding              2,400,000       2,415,685       2,440,274       2,425,000       2,550,000
Effect for stock issued via
 subscription agreements (3)               95,440          95,440          95,440          95,440             -
                                     ------------------------------------------------------------------------------
Weighted Average Shares
 Outstanding                            2,495,440       2,511,125       2,535,714       2,520,440       2,550,000
                                     ==============================================================================
Net Income ($000)                     $      (960)    $        87     $    (2,363)    $      (134)    $        79
                                     ==============================================================================
Net Income per Share                  $     (0.38)    $      0.03     $     (0.93)    $     (0.05)    $      0.03
                                     ==============================================================================

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(1) Pro Forma Earnings Per Share Information gives effect to the 2.5 for 1 stock split effective with the closing of the initial public offering.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) however no stock options or warrants with a dilutive effect existed for any period presented.

(3) Per Staff Accounting Bulletin, Topic 4D, "Earnings Per Share Computations in an Initial Public Offering" stock issued within a one year period prior to the initial filing of the registration statement are treated as outstanding for periods reported. The Company issued 40,000 shares of common stock via subscription agreements to certain employees of the Company in December 1995.